UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2021

VINEBROOK HOMES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-56274	83-1268857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 700 Dallas, Texas, 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2021, VineBrook Homes Trust, Inc. (the “Company”), as guarantor, VineBrook Homes Operating Partnership, L.P. (the “OP”), as parent borrower, and each of (i) VB OP Holdings LLC (“OP Holdings”) and (ii) VB One, LLC (“VB One”) and certain of its subsidiaries, as subsidiary borrowers, entered into an amended and restated credit agreement for a revolving and term loan credit facility (the “Facility”) with KeyBank N.A. (“KeyBank”), as administrative agent, KeyBank and the lenders party thereto from time to time, as lenders, BMO Capital Markets Corp., Raymond James Bank, and Truist Securities, Inc., as co-syndication agents, and KeyBanc Capital Markets Inc., BMO Capital Markets Corp., Raymond James Bank, and Truist Securities, Inc., as joint lead arrangers and joint bookrunners, which increased the commitment to up to $350.0 million. The OP acts as the operating partnership of the Company and is the sole member of OP Holdings, and OP Holdings is the sole member of VB One. Borrowings under the Facility are secured by an equity pledge by VB One and OP Holdings of their equity interests in certain subsidiaries and bears interest at a variable rate equal to one-month LIBOR plus a margin of 1.60% to 2.45%, depending on the Company’s consolidated total leverage ratio. The Facility is a full-term, interest-only facility with an initial 36-month term ending November 3, 2024, has one 12-month extension option that may be exercised by the OP and provides the Company, through the OP, the right to request an increase in the total Facility amount, which may take the form of an increase in revolving commitments or one or more tranches of term loan of commitments, up to $800.0 million. In connection with entering into the amended and restated credit agreement, no additional borrowings were made under the Facility and as of November 3, 2021, $135.0 million was outstanding under the Facility.

The Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum total leverage ratio and a minimum fixed charge coverage ratio. If an event of default occurs and is continuing, the lenders may suspend or terminate the commitments under the Facility and require the immediate repayment of all outstanding borrowings and require the cash collateralization of any outstanding letters of credit under the Facility. Amounts owing under the Facility may be prepaid at any time with proper prior notice without premium or penalty.

The Company, through the OP and its subsidiaries, has entered into interest rate swap transactions and other loan agreements with KeyBank. KeyBank may in the future from time to time perform lending, commercial banking or other services for the Company, the OP and their affiliates, for which KeyBank may in the future receive customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1
Credit Agreement, by and among VineBrook Homes Trust, Inc., as guarantor, VineBrook Homes Operating Partnership, L.P., as parent borrower, VB OP Holdings LLC, VB One, LLC and certain of its subsidiaries, as subsidiary borrowers, KeyBank N.A., as administrative agent, KeyBank N.A. and the lenders party thereto from time to time, as lenders, BMO Capital Markets Corp., Raymond James Bank, and Truist Securities, Inc., as co-syndication agents, and KeyBanc Capital Markets Inc., BMO Capital Markets Corp., Raymond James Bank, and Truist Securities, Inc., as joint lead arrangers and joint bookrunners, dated as of November 3, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINEBROOK HOMES TRUST, INC.

/s/ Brian Mitts
Name:	Brian Mitts
Title:	Interim President, Chief Financial Officer, Assistant Secretary and Treasurer

Date: November 5, 2021